Exhibit 99.1

Vantage Drilling International Reports Second Quarter Results for 2021

HOUSTON, August 12, 2021 (GLOBE NEWSWIRE) -- Vantage Drilling International ("Vantage" or the “Company”) reported a net loss attributable to controlling interest of approximately $29.0 million or $2.21 per diluted share for the three months ended June 30, 2021, based on the weighted average shares outstanding, as compared to a net loss attributable to controlling interest of $31.9 million or $2.43 per diluted share for the three months ended June 30, 2020.

As of June 30, 2021, Vantage had approximately $124.4 million in cash, including $13.0 million of restricted cash, compared to $154.5 million in cash, including $12.5 million of restricted cash at December 31, 2020. The Company used $40.9 million in cash from operations in 2021 compared to $52.5 million used during the same period of 2020.

Ihab Toma, CEO, commented: “The second quarter represented more evidence that the industry is back on the way to recovery where we have seen the Aquamarine Driller and Sapphire Driller commencing their new contracts in Malaysia and Equatorial Guinea, respectively. In addition, shortly after the quarter concluded, the Soehanah returned to work in Indonesia, reflecting six of the Company’s seven rigs working. The safe and seamless return to work by those rigs within weeks of each other is a testament to the operations team at Vantage, of whom I am very proud.”

Mr. Toma continued, “In addition to the three rigs returning to service, we are delighted to announce that, the Sapphire Driller and the Aquamarine Driller, were recently awarded three-year contracts to work offshore Qatar, commencing in February and March 2022, respectively. We look forward to these multi-year programs commencing alongside the Emerald Driller’s campaign in Qatar where we have operated since 2016.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of two ultra-deepwater drillships, and five premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and gas companies. Vantage also markets, operates and provides management services in respect of, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements. Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

Douglas E. Stewart

Chief Financial Officer and General Counsel

Vantage Drilling International

C/O Vantage Energy Services, Inc.

777 Post Oak Blvd., Suite 800

Houston, Texas 77056

(281) 404-4700

Vantage Drilling International
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Contract drilling services	$31,655	$33,151	$49,380	$77,470
Reimbursables and other	3,946	3,624	6,387	10,761
Total revenue	35,601	36,775	55,767	88,231
Operating costs and expenses
Operating costs	36,056	38,104	61,413	86,659
General and administrative	4,967	4,716	10,462	11,886
Depreciation	14,161	18,401	28,286	36,417
Total operating costs and expenses	55,184	61,221	100,161	134,962
Loss from operations	(19,583)	(24,446)	(44,394)	(46,731)
Other (expense) income
Interest income	10	111	110	812
Interest expense and other financing charges	(8,511)	(8,601)	(17,021)	(17,021)
Other, net	(179)	12	(793)	2,367
Total other expense	(8,680)	(8,478)	(17,704)	(13,842)
Loss before income taxes	(28,263)	(32,924)	(62,098)	(60,573)
Income tax provision (benefit)	720	(1,024)	2,882	1,897
Net loss	(28,983)	(31,900)	(64,980)	(62,470)
Net (loss) income attributable to noncontrolling interests	(18)	12	(31)	14
Net loss attributable to shareholders	$(28,965)	$(31,912)	$(64,949)	$(62,484)
Loss per share
Basic and Diluted	$(2.21)	$(2.43)	$(4.95)	$(4.76)
Weighted average ordinary shares outstanding,
Basic and Diluted	13,115	13,115	13,115	13,115

Vantage Drilling International
Supplemental Operating Data
(Unaudited, in thousands, except percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating costs and expenses
Jackups	$22,170	$15,669	$36,319	$37,142
Deepwater	8,820	18,831	16,064	38,870
Management	756	-	756	-
Operations support	2,317	2,016	4,529	5,453
Reimbursables	1,993	1,588	3,745	5,194
Total operating costs and expenses	$36,056	$38,104	$61,413	$86,659
Utilization
Jackups	39.9%	60.0%	35.3%	73.9%
Deepwater	49.7%	45.6%	49.4%	53.7%

Vantage Drilling International
Consolidated Balance Sheets
(In thousands, except share and par value information)
(Unaudited)

	June 30, 2021	December 31, 2020

ASSETS
Current assets
Cash and cash equivalents	$111,424	$141,945
Restricted cash	7,800	7,996
Trade receivables, net of allowance for doubtful accounts of $5.0 million, respectively	31,605	24,717
Materials and supplies	50,946	49,861
Prepaid expenses and other current assets	20,212	29,151
Total current assets	221,987	253,670
Property and equipment
Property and equipment	797,078	794,944
Accumulated depreciation	(306,337)	(278,562)
Property and equipment, net	490,741	516,382
Operating lease ROU assets	3,144	3,997
Other assets	15,315	12,126
Total assets	$731,187	$786,175

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$28,264	$25,466
Other current liabilities	32,572	24,734
Total current liabilities	60,836	50,200
Long–term debt, net of discount and financing costs of $3,962 and $4,781, respectively	346,038	345,219
Other long-term liabilities	13,971	15,011
Commitments and contingencies
Shareholders' equity
Ordinary shares, $0.001 par value, 50 million shares authorized; 13,115,026 shares issued and outstanding, respectively	13	13
Additional paid-in capital	633,758	634,181
Accumulated deficit	(324,604)	(259,655)
Controlling interest shareholders' equity	309,167	374,539
Noncontrolling interests	1,175	1,206
Total equity	310,342	375,745
Total liabilities and shareholders' equity	$731,187	$786,175

Vantage Drilling International
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)
	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(64,980)	$(62,470)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	28,286	36,417
Amortization of debt financing costs	819	820
Share-based compensation expense	337	1,028
Deferred income tax (benefit) expense	236	(90)
Gain on disposal of assets	(2,715)	—
Gain on settlement of restructuring agreement	—	(2,278)
Changes in operating assets and liabilities:
Trade receivables, net	(6,888)	(7,202)
Materials and Supplies	(1,481)	(1,297)
Prepaid expenses and other current assets	(1,440)	2,545
Other assets	(1,821)	3,410
Accounts payable	2,798	(14,680)
Other current liabilities and other long-term liabilities	5,905	(8,717)
Net cash used in operating activities	(40,944)	(52,514)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(2,711)	(2,021)
Net proceeds from sale of Titanium Explorer	13,557	—
Net cash provided by (used in) investing activities	10,846	(2,021)
CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from holders of noncontrolling interests	—	—
Debt issuance costs	—	—
Net cash provided by financing activities	—	—
Net decrease in unrestricted and restricted cash and cash equivalents	(30,098)	(54,535)
Unrestricted and restricted cash and cash equivalents—beginning of period	154,487	242,944
Unrestricted and restricted cash and cash equivalents—end of period	$124,389	$188,409